Exhibit 99.2

Personnes-ressources pour les médias:

Robyn Tice-617.672.8940

Robert Brunelle-514.390.1225

rtice@eatonvance.com

rbrunelle@hexavest.com

Eaton Vance Corp. complète l’acquisition d’une participation de 49 % dans Hexavest inc.

BOSTON (Massachussetts), le 6 août 2012 – Eaton Vance Corp. (symbole à la bourse de New York : EV) et Hexavest inc. ont annoncé aujourd’hui l’acquisition par Eaton Vance d’une participation de 49 % dans Hexavest. Les actionnaires-employés d’Hexavest continueront de contrôler la société et d’en diriger les activités. La principale responsabilité d’Eaton Vance est de voir à l’expansion des activités d’Hexavest à l’extérieur du Canada. Eaton Vance lancer également une série de nouveaux fonds communs de placement aux États-Unis et à l’étranger dont le sous-conseiller en valeurs sera Hexavest.

« Nous sommes heureux d’accueillir nos partenaires d’Hexavest dans la famille Eaton Vance » a déclaré Thomas E. Faust Jr., président du conseil et chef de la direction d’Eaton Vance. « Je suis convaincu qu’ils continueront d’offrir un service hors pair à leurs clients pendant que nous travaillerons ensemble à la poursuite de leur développement d’affaires ».

Établie à Montréal, au Canada, Hexavest offre des services de gestion discrétionnaire de placements en actions et des stratégies de répartition tactique de l’actif pour le compte d’une clientèle institutionnelle au Canada, aux États-Unis, en Europe et en Asie-Pacifique, en recourant principalement à un style de gestion descendante fondé sur l’analyse fondamentale et les modèles quantitatifs exclusifs de la société. Au 30 juin 2012, Hexavest gérait 10,6 G$ US (10,8 G$ CA) d’actifs pour plus d’une centaine de clients, essentiellement dans le cadre de mandats d’investissement en actions canadiennes et étrangères. Fondée en 2004, Hexavest a recours à une démarche de placement utilisée de façon constante depuis 1991. Pour plus de renseignements sur Hexavest, visitez le site www.hexavest.com.

Eaton Vance Corp., dont les origines remontent à 1924, est l’une des plus anciennes firmes de gestion de placements aux États-Unis. Eaton Vance et les membres de son groupe gèrent un actif de 192,3 G$ (au 30 juin 2012) et offrent aux particuliers, de même qu’à des clients institutionnels, un vaste éventail de stratégies d’investissement et de solutions en gestion du patrimoine. La réputation de longue date de cette société comme fournisseur de services exemplaires et novateurs, de même que ses rendements attrayants malgré la conjoncture des marchés, en ont fait le gestionnaire de placements par excellence de nombreux investisseurs parmi les plus avisés. Pour plus de renseignements sur la société Eaton Vance, visitez le site www.eatonvance.com.